Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into as of the 28th day of December, 2012 and is between Spectrum Brands, Inc. (which in this Agreement is referred to as the “Company”) and me, John Heil.  For good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows:

1.           Background. The Company and I have agreed that, following my assistance in transitioning operations, my employment with the Company will terminate effective March 31, 2013 (“Termination Date”).  Because the Company desires to provide me with certain severance benefits pursuant to my Amended and Restated Employment Agreement dated January 16, 2007, as subsequently amended on November 10, 2008, February 24, 2009, August 28, 2009 and November 16, 2010, respectively (collectively “Employment Agreements”), the parties have entered into this Agreement.

2.           Employment Termination. I understand that my employment with the Company is considered ended effective March 31, 2013 and that, pursuant to the Transition Letter, my termination will be treated as a termination without Cause under the Employment Agreements.  Effective as of the close of business on the Termination Date, my employment shall cease and I will be considered to have resigned from any and all titles, positions and appointments that I hold with the Company and any of its affiliates (the “Company Group”).  I will promptly thereafter receive all accrued but unpaid base salary, vacation and other accrued amounts, as well as all outstanding expense reimbursements.

3.           Severance Pay and Benefits. In return for the execution of this Agreement, and it becoming effective pursuant to Paragraph 18 below, and me honoring all of its terms, the Company will provide me with the following pay and benefits (with (a), (b) and (c) being delayed in accordance with the last paragraph of this Section 3):

a.
Severance Pay of $1,000,000, which is two (2) times my annual base salary of $500,000 (“Severance Pay”), to be paid over a period of twenty-four (24) months in accordance with the Company’s regular payroll process, commencing with the first payroll date following my Termination Date.  The period of time during which I am provided this Severance Pay shall be known as the “Severance Period.”

b.
Severance Bonus Pay of $1,478,000, which is two (2) times my 2012 Management Incentive Plan (“MIP”) actual payment of 147.8% of my annual base salary (“Severance Bonus Pay”), to be paid over a twenty-four (24) month period in accordance with the Company’s regular payroll process, commencing with the first payroll date following the Termination Date.

c.
A monthly amount equal to the monthly COBRA cost as of the date of my termination of the medical, dental, vision and prescription drug benefits (“Healthcare Benefits”) for me and my eligible dependents for twenty-four (24) months following the Termination Date (the “Healthcare Benefit Payment”) at the level and of the type provided to active employees of the Company from time to time.

d.	My Executive Life Insurance benefit for twenty-four (24) months following the Termination Date.

e.
In addition, the Company shall pay to me, between January 1 and March 31 of the year following the year in which the Healthcare Benefit Payment is includible in my income for Tax Purposes, an additional amount to make me whole for the amount of such tax liability and the additional amount (the “Gross Up”).  The Company is not liable for any excise, penalty or other like taxes or any interest with respect to the payment of taxes.  The amount of the Gross Up will be determined by an accounting firm chosen by the Company using any financial information reasonably requested of me to calculate the amount of the Gross Up.

f.
Additional severance equal to the amount determined pursuant to the 2013 MIP based on actual performance results for fiscal year 2013 using my 2013 MIP target of 100% of my annual base salary, with such amount then prorated using the fraction equal to the number of days that I have been employed by the Company during fiscal year 2013 over 365.  The foregoing amount will be paid at the same time as other payments are made to 2013 MIP participants, and in any case no later than December 31, 2013.

g.
Payment for any accrued but unused vacation days that I am entitled to receive as of my Termination Date, with such payment being made on the first regularly scheduled payroll date occurring on or following the Termination Date.

h.	Any legitimate business expenses that remain unreimbursed as of the Termination Date that are submitted for reimbursement in accordance with Company policy within 30 days from the Termination Date.

For the avoidance of doubt, the Severance Benefits described in this Paragraph 3 are not intended to result in any duplication of any payments or benefits described in this Agreement or any compensation or benefits plans, policies, programs, agreements or arrangements of the Company.  Subject to my compliance with Paragraph 11 of this Agreement, the obligations of the Company under this Agreement shall not be affected by my receipt of compensation and benefits from another employer in the event that I accept new employment following the Termination Date, and I shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to me under any of the provisions of this Agreement.  The obligations of the Company are not affected by my death or disability.

I acknowledge that since I am a “specified employee” (within the meaning of Code section 409A) at the time of my separation from service, the payment of any amount under this Agreement that is considered deferred compensation subject to 409A and is to be paid on account of my separation from service shall be deferred, as required by Code section 409A(a)(2)(B)(i), for six (6) months after my separation from service or, if earlier, my death (the “409A Deferral Period”).  Any payments that otherwise would have been made during the 409A Deferral Period shall be paid in a lump sum on the date after the 409A Deferral Period expires, and the balance of any payments shall be made as scheduled.

Notwithstanding anything herein to the contrary, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following  the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

4.           Acknowledgement.  I understand that the Severance Pay and Benefits provided in Paragraph  3 will not be paid or provided unless I accept this Agreement, it becomes effective (see Paragraph 18), and I honor its terms.

5.           Release.  I understand and agree that my acceptance of this Agreement means that, except as stated in Paragraph 9, I am forever waiving and giving up any and all claims I may have, whether known or unknown, against the Company Group and related companies, their employees and agents for any personal monetary relief for myself, benefits or remedies that are based on any act or failure to act that occurred before I signed this Agreement.  I understand that this release and waiver of claims include claims relating to my employment and the termination of my employment; any Company policy, practice, contract or agreement; any tort or personal injury; any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; any laws governing employment discrimination including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), Older Workers Benefits Protection Act, Title VII of the Civil Rights Act, the Employee Retirement Income

Security Act, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Genetic Non-Discrimination Act, the Lilly Ledbetter Fair Pay Act, the Worker Adjustment and Retraining Notification Act, the Wisconsin Fair Employment Act, and any state or local laws; any laws governing whistle blowing or retaliation, including but not limited to the Sarbanes-Oxley Act; any laws or agreements that provide for punitive, exemplary or statutory damages; and any laws or agreements that provide for payment of attorneys’ fees, costs or expenses.

6.           Equity Awards.  I understand that my Equity Awards for fiscal year 2010 and fiscal year 2011 have been fully earned and fully vested. I understand that the performance-based portion of my Equity Award for 2012 and my Spectrum 500 Award and 2012 Bridge Equity Award have been fully earned and vested.  I also understand that all remaining earned, but unvested Equity Awards will continue to vest in accord with the applicable Equity Award Agreement(s).  I and the Company agree that the summary of earned and unvested awards as set forth on Annex A to this Agreement is accurate.  I understand that I will not be eligible to participate in the 2013 Equity Award Plan or the Spectrum 750 Plan.

7.           No Further Rights and Benefits.  As of the effective date of this Agreement (see Paragraph 18), I agree that I have no further rights deriving from my employment by the Company and will not be entitled to any further compensation or non-vested benefits, except as provided in this Agreement under any employee benefit plan in which I am a participant, my rights to indemnification (including advancement of legal fees), directors’ and officers’ liability insurance, vested equity and vested benefits.

8.           No Disparagement. For three (3) years, I agree not to make critical, negative or disparaging remarks about the Company, its products/services, its employees or agents to others, and/or make statements that might otherwise harm to the goodwill of the Company.  I also agree not to disclose personal or private information about the Company or its employees, agents or clients except in compliance with legal process.  The Company agrees that its Board of Directors and senior management level employees that I worked with not make negative or disparaging comments about me for three (3) years.  The foregoing shall not be violated by legal testimony, normal competitive type statements or rebuttal of statements made by others.

9.           Claims Not Waived.  I understand that this Agreement does not waive any claims that I may have:  (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute; (b) for benefits under any plan currently maintained by the Company that provides for retirement benefits; (c) under any law or any policy or plan currently maintained by the Company that provides health insurance continuation or conversation rights; or (d) any claim that by law cannot be released or waived.

10.           Government Cooperation.  Nothing in this Agreement prohibits me from cooperating with any government agency.  I specifically acknowledge and agree that the Release set forth in Paragraph 5 does not prohibit me from filing a charge of discrimination with the state Department of Human Rights or the federal Equal Employment Opportunity Commission although I will not be able to recover any damages if I file such a charge.

11.           Prior Confidentiality, Non-Compete and Intellectual Property Agreements.  I agree and understand that this Agreement does not supersede any obligation to which I was subject under a prior agreement while employed with the Company that addresses confidentiality, non-competition, patents or copyright, including those set forth in the Employment Agreement; nor does this Agreement reduce my obligations to comply with applicable laws relating to trade secrets, confidential information or unfair competition.

12.           Non-admission.  I and the Company both acknowledge and agree that nothing in this Agreement is meant to suggest that the Company has violated any law or contract or that I have any claim against the Company.

13.           Voluntary Agreement.  I acknowledge and state that I have entered into this Agreement knowingly and voluntarily.

14.           Consulting An Attorney.  I acknowledge that the Company has told me that I should consult an attorney of my own choice about this Agreement and every matter that it covers before signing this Agreement.

15.           Obligation to Pay Attorneys’ Fees and Costs.  I understand and agree that if I violate the release commitments I have made in this Agreement, the Company may seek to recover any payments and/or benefits provided in Paragraph 3 of this Agreement and that, except as provided in Paragraph 16, I will be responsible for paying the actual attorney fees and costs incurred by the Company in enforcing this Agreement or in defending a claim released by Paragraph 5.

16.           Exception to Attorneys’ Fees Obligation.  The obligation to pay the Company’s attorney fees and costs does not apply to an action by me regarding the validity of this Agreement under the ADEA.

17.           Complete Agreement.  Except as provided in Paragraph 11, I understand and agree that this document contains the entire agreement between me and the Company relating to my employment and the termination of my employment, that this Agreement supersedes and displaces any prior agreements and discussions relating to such matters and that I may not rely on any such prior agreements or discussions.

18.           Effective Date and Revocation.  This Agreement shall not be effective until seven (7) days after I sign it and return it to the Company representative indicated below.  During that seven-day period, I may revoke my acceptance of this Agreement by delivering to the Company representative indicated below a written statement indicating I wish to remove this Agreement or not be bound by it.

19.           Final and Binding Effect.  I understand that if this Agreement becomes effective it will have a final and binding effect and that by signing and not timely revoking this Agreement I may be giving up legal rights.

20.           Future Cooperation.  I agree that, as of the effective date of this Agreement, I fully and truthfully disclosed to the Company any all and concerns that I may have had related to my employment and/or any alleged or perceived violation by the Company, its agents or employees of the Company’s Business Code of Conduct and Ethics.  I also agree to reasonably cooperate with the Company in the future and to provide to the Company truthful information, testimony or affidavits requested in connection with any matter that arose during my employment.  This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment I may have at the time of request.  The Company agrees to reimburse me for reasonable expenses incurred in providing such cooperation, so long as such expenses are approved in advance by the Company.

21.           Return of Property.  I acknowledge an obligation and agree to return all Company property, unless otherwise specified in Paragraph 3, above.  This includes all files, memoranda, documents, records, credit cards, keys and key cards, I-pads, personal digital assistants, or similar instruments, other equipment of any sort, badges, and any other property of the Company.  In addition, I agree to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to the Company or is maintained by the Company or on Company property.  Further, I acknowledge an obligation and agree not to destroy, delete or disable any Company property, including items, files and materials on computers and laptops.  The Company agrees that I may retain my address book to the extent it only contains contact information.

22.           Representations.  By signing this Agreement, I represent that I have read this entire document and understand all of its terms.

23.           Performance Through Separation Date.  To the extent my Termination Date is after the date on which this Agreement is given to me for my consideration, I understand and acknowledge that my receipt of the Severance Pay and Benefits provided in Paragraph 3 is contingent on my continued performance of my duties and responsibilities through the Termination Date unless otherwise requested by the Company.  Further, should I be terminated prior to the Separation Date for Cause under my employment agreement or I should resign my employment other than for Good Reason prior to the Termination Date, this Agreement shall be considered null and void and of no effect, and I shall not receive any of the Severance Pay or Benefits outlined in Paragraph  3.

24.           Consideration of Release.  I acknowledge that, before signing this Agreement, I was given twenty-one (21) days within which to consider whether to sign and accept this Agreement and that I was given seven (7) days after signing the Agreement to revoke my acceptance of the Agreement.  I further acknowledge that I carefully read this release and fully understand it; that I am entering into it voluntarily; that I am receiving valuable consideration in exchange for my execution of this release that I would not otherwise be entitled to receive; and that I was encouraged, in writing, to discuss this release with my attorney before signing it.  I acknowledge that if his Agreement is not signed, dated and returned to the Company representative identified below within twenty-two (22) days, the offer of Severance Pay and Benefits described in Paragraph 3 will no longer be available.

25.           Choice of Law.  This Agreement and all matters related to this Agreement shall be governed by Wisconsin law, without regard to any choice of law provisions under such law.

26.           Limited Severability.  If any Paragraph or provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then those provisions will be deemed to be modified or restricted in the manner necessary to render them valid and enforceable, and this Agreement will be construed and enforced to the maximum extent permitted by law, if any.

27.           Tax Matters.  All payments and benefits under this Agreement shall be subject to applicable withholding as determined by the Company.  NO member of the Company Group shall have any liability to any person for any taxes, penalties or interest due with respect to payments and benefits provided under this Agreement, other than with respect to applicable income and employment tax withholding, remitting and reporting obligations.

This Agreement shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Agreement shall be either exempt from the provisions of Code section 409A or, to the extent subject to Code section 409A, shall comply with Code section 409A and any regulations and other guidance thereunder.  Nothing in the Agreement shall provide a basis for any person to take action against any member of the Company Group who acts in good faith and in compliance with this Agreement based on matters covered by Code section 409A, including taxes, penalties or interested imposed under Code section 409A.

Presented By:

Name:	Stacey L. Neu	Date Delivered:

Employee:

Signature:		Date Signed:

Printed Name: John Heil

Company:

Signature:		Date Signed:

Printed Name: Stacey L. Neu

Return Signed Agreement to:

Stacey L. Neu
Spectrum Brands, Inc.
Human Resources Department
601 Rayovac Drive
Madison, WI   53711

ANNEX A

ACCELERATION OF EQUITY AWARDS PURSUANT TO PARAGRAPH 6

Type of Award	Gross Award
Equity 2012 Award	44,444 Restricted Stock Units
2012 Bridge Award	18,519 Restricted Stock Units
Spectrum Award	14,815 Restricted Stock Units
Remainder of June 15, 2010 Grant	5,867 Restricted Stock Units